UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2016

The Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51018

Delaware	23-3016517
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

409 Silverside Road
Wilmington, DE 19809
(Address of principal executive offices, including zip code)

302-385-5000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                          Departure of Directors or Certain Officers;  Election of Directors;  Appointment of Certain Officers;  Compensatory Arrangements of Certain Officers.

John C. Chrystal, Interim Chief Executive Officer ("CEO") of the The Bancorp, Inc. ("Company") and Interim President of The Bancorp Bank ("Bank") has resigned from these positions, effective May 31, 2016. Mr. Chrystal will continue to serve as a director of the Company and the Bank.

On May 18, 2016, the Board of Directors of each of the Company and the Bank appointed Damian Kozlowski as successor CEO of the Company and successor President of the Bank. In addition, he was appointed as a director of both the Company and the Bank. All such appointments will be effective June 1, 2016. Mr. Kozlowski, age 51, has served as CEO, President and a director of Modern Bank, N.A. from 2010 until May 2016. From 2008 through 2009 he was the CEO of Alpha Capital Financial Group, Inc., a private equity firm he founded. Before that, from 2000 through 2006, he served in executive capacities with the Citigroup Private Bank as the CEO of its Global Private Bank (2005-2006), President of its US Private Bank (2002-2005), Chief Operating Officer and Chief Financial Officer of Citigroup Private Bank (2001- 2002), and its Global Head of Business Development and Strategy (2000-2001). Previously, from 1998-1999, he was a Managing Director of Bank of America Securities, an investment bank. Mr. Kozlowski, was chosen by boards of directors of the Company and the Bank because of his extensive banking and financial experience.

Under his employment arrangements, Mr. Kozlowski  will receive a salary of $900,000 per year, and will receive, by July 1, 2016, 300,000 restricted stock units, vesting one-third each year commencing in 2017, and 300,000 stock options with a strike price equal to the market price on the date of the grant and vesting one-quarter each year commencing 2017. Mr. Kozlowski has a first year target bonus of $600,000 which will consist of stock grants, stock options and cash as may be determined by the compensation committee of the board of directors of the Company. In addition, he will be eligible to participate in the standard benefits offered by the Company to its employees. Either Mr. Kozlowski or the Company may terminate Mr. Kozlowski's employment at any time with or without cause.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2016	The Bancorp, Inc.

	By:	/s/ Thomas G. Pareigat
	Name:	Thomas G. Pareigat
	Title:	General Counsel